UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2020

DELPHI TECHNOLOGIES PLC

(Exact name of registrant as specified in its charter)

Jersey	001-38110	98-1367514
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Angel Court

10th Floor

London, EC2R 7HJ

United Kingdom

(Address of principal executive offices)

011-44-020-305-74300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of class	Ticker symbol(s)	Name of each exchange on which registered
Ordinary Shares. $0.01 par value per share	DLPH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐.

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐.

Explanatory Note

This amendment is being filed to amend and restate the Current Report on Form 8-K filed by Delphi Technologies PLC (the “Company”) with the Securities and Exchange Commission on June 30, 2020 in order to reflect that a Settlement Agreement has been entered into with Michael J.P. Clarke in connection with his stepping down as Senior Vice President and Chief Human Resources Officer of the Company.

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2020, Delphi Technologies PLC (the “Company”) announced that Michael J.P. Clarke would step down from his role as the Company’s Senior Vice President and Chief Human Resources Officer, effective July 1, 2020.

On September 3, 2020, Delphi Powertrain Systems Management Limited, a subsidiary of the Company (“Employer”), and Mr. Clarke entered into a settlement agreement (the “Settlement Agreement”), pursuant to which Mr. Clarke was placed on garden leave effective July 1, 2020, and Mr. Clarke’s employment will be terminated on the earlier of (i) the date that Mr. Clarke is notified that BorgWarner Inc. has completed the acquisition of the Company (the “Transaction”) (such notice to occur within seven days of the closing of the Transaction) and (ii) December 31, 2020 (such date of termination, the “Separation Date”).

Under the terms of the Settlement Agreement, Mr. Clarke will be entitled to receive, less applicable taxes and withholdings, (i) continuation of annual salary and benefits through the Separation Date, (ii) reimbursement of all business expenses that were reasonably incurred and outstanding prior to and at the time garden leave commenced, (iii) a lump sum severance payment of £594,000, (iv) amounts arising out of all accrued but untaken vacation days, (v) amounts arising out of Mr. Clarke’s unvested equity incentive awards pursuant to the terms of the Company’s Long-Term Incentive Plan assuming a termination date of July 1, 2020, (vi) a lump sum payment of £475,200, reflecting the equivalent of two years of Mr. Clarke’s target annual bonus, (vii) a lump sum payment of $40,783.68, reflecting the value of two years of private health care premiums, and (viii) an amount to compensate Mr. Clarke for any additional amounts he would have received under the Company’s Long-Term Incentive Plan had Mr. Clarke remained employed with Employer and not on garden leave through the closing date of the Transaction. The amounts described in clauses (iii)-(iv) above will be paid to Mr. Clarke within 28 days of the later of the date the Settlement Agreement became effective and the Separation Date, the amounts described in clause (v) above will be paid to Mr. Clarke on the normal vesting/payment dates dictated under the Company’s Long-Term Incentive Plan, the amounts described in clauses (vi)-(vii) above will be paid to Mr. Clarke within 28 days of the later of the date the Settlement Agreement became effective, the closing date of the Transaction and the Separation Date, and the amounts described in clause (viii) will be paid to Mr. Clarke within 30 days of the closing date of the Transaction. In the event that the Transaction does not close, Mr. Clarke will not be entitled to the amounts described in clauses (vi)-(viii) above.

Mr. Clarke will also be entitled to receive, less applicable taxes and withholdings, (i) an annual incentive for 2020 pro-rated through June 30, 2020, on the same terms as provided to other members of the Employer’s executive leadership team, and if the Transaction is closed, with performance for such annual incentive being deemed achieved at the greater of target or actual performance, (ii) outplacement services with a maximum level of £15,000 to be used within the six months following the Separation Date, and (iii) reimbursement of legal fees incurred in connection with the negotiation of the Settlement Agreement up to a maximum of £5,000 plus VAT.

The Settlement Agreement includes a customary release of claims by Mr. Clarke in favor of the Company and its subsidiaries and BorgWarner and its subsidiaries, and requires Mr. Clarke to comply with confidentiality and other restrictive covenant obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 10, 2020	DELPHI TECHNOLOGIES PLC

By:	/s/ James D. Harrington
James D. Harrington
Senior Vice President, General Counsel, Secretary and Chief Compliance Officer

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